Exhibit 1.A(3)(a)(vi)

FIRST AMENDMENT TO
SECURITY LIFE OF DENVER INSURANCE COMPANY
DISTRIBUTION AGREEMENT

This First Amendment is made effective October 1, 1996 and amends the Distribution Agreement (the "Agreement") dated September 22, 1994, between Security Life of Denver Insurance Company, a Colorado domestic insurance company ("Security Life") on its own behalf and on behalf of Security Life Separate Account A1 ("Separate Account A1") and Security Life Separate Account L1 ("Separate Account L1" and both collectively referred to as "Separate Accounts"), and ING America Equities, Inc. (formerly SLD Equities, Inc.), a Colorado corporation ("ING America Equities").

WHEREAS, Security Life and ING America Equities desire to make certain changes to the Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Security Life and ING America Equities hereby agree as follows:

  Wherever "SLD Equities" or "SLD Equities, Inc." appears in the Agreement, it shall be amended to read "ING America Equities" or "ING America Equities, Inc." respectively. SLD Equities, Inc. has legally changed its name to ING America Equities, Inc.

  Schedule "A", Compensation Schedule, and Section 11, Compensation, are hereby deleted in their entirety and the following new Section 11, Compensation, is hereby added:
11. Compensation. Security Life shall arrange for the payment of commissions, on behalf of ING America Equities, to those Brokers and general agents who sell Contracts under agreements entered into pursuant to Section 2 hereof, and to wholesalers who solicit Brokers and general agents to sell Contracts under agreements entered into pursuant to Section 2 hereof, in amounts as may be agreed to and specified in such written agreements by Security Life and ING America Equities.

Security Life agrees to reimburse ING America Equities for services rendered and product development in the initial sales efforts and all continuing obligations under this Agreement. The charge to Security Life for such services and obligations shall include all direct and directly allocable expenses, reasonably and equitably determined to be attributable to Security Life by ING America Equities, plus a separately determined portion of the reasonable costs associated with ING America Equities' start-up and on-going operational and regulatory costs and expenses that are not directly attributable to Security Life or any other insurer for which ING America Equities provides services. The amount of such costs will be agreed upon by the parties from time to time.

The bases for determining such charges to Security Life shall be those used by ING America Equities for internal cost distribution. Such bases shall be modified and adjusted by mutual agreement where necessary or appropriate to reflect fairly and equitably the actual incidence of cost incurred by ING America Equities on behalf of Security Life.

Each fourth calendar quarter, ING America Equities shall submit to Security Life a written statement of the amount estimated to be owed by Security Life for services pursuant to this Agreement. Such statement shall include an estimate through the third quarter of the next calendar year. Security Life shall pay the estimated amount to ING America Equities by the due dates indicated on the statement.

ING America Equities will periodically reconcile the estimated amount to the actual amount and will submit to Security Life a written statement of any difference. Security Life shall pay any additional amounts due to ING America Equities by the due dates indicated on the statement. ING America Equities shall apply any excess amounts paid to the next written statement of the amount estimated to be owed by Security Life.

If Security Life objects to any amounts payable on any statement, it shall so advise ING America Equities within thirty (30) days of receipt of the statement. If the parties cannot reconcile any such objection, they shall agree to the selection of a firm of independent certified public accountants. This firm shall determine the charges properly allocable to Security Life and shall, within a reasonable time, submit such determination, together with the basis therefor, in writing, to ING America Equities and Security Life. Such determination shall be binding. The expenses of such a determination by a firm of independent certified public accountants shall be borne equally by ING America Equities and Security Life.

     In Witness Whereof the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

	Security Life of Denver Insurance Company		ING America Equities, Inc.

By:	/s/ Stephen M. Christopher	By:	/s/ Carol D. Hard
	Stephen M. Christopher, President		Carol D. Hard, President